Exhibit 10

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 17th day of November, 2011, between Willbros United States Holdings, Inc., a Delaware corporation (the “Corporation”), and Van A. Welch (the “Executive”).

RECITALS

WHEREAS, the Executive and the Corporation entered into that certain Amended and Restated Employment Agreement dated as of December 31, 2008, and subsequently amended (the “2008 Agreement”), which agreement (as so amended) expired by its own terms on October 31, 2011;

WHEREAS, the Board of Directors of Willbros Group, Inc., a Delaware corporation and the parent company of the Corporation (“WGI”), believes it would be in the best interest of WGI and its affiliates for the Executive to continue to serve as Executive Vice President and Chief Financial Officer of the Corporation and WGI;

WHEREAS, the Executive and the Corporation have agreed to new terms of employment as set forth herein; and

WHEREAS, this Agreement is contingent on the Executive’s execution of a Participation Agreement under the Willbros Group, Inc. 2010 Management Severance Plan for Executives (the “Executive MSP”);

NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein, and the mutual benefits derived from this Agreement, the Corporation and the Executive hereby agree as follows:

ARTICLE I

EXPIRATION OF PRIOR AGREEMENT

1.1 EXPIRATION OF 2008 AGREEMENT. The Corporation and the Executive acknowledge that the 2008 Agreement expired by its own terms on October 31, 2011. The Corporation and the Executive agree that such expiration did not and will not entitle the Executive to: (a) any payment or other benefit under Section 4.3 of the 2008 Agreement or under any other provision of the 2008 Agreement; or (b) any other termination-related, severance or change in control payments or benefits whatsoever.

ARTICLE II

FULL-TIME EMPLOYMENT OF THE EXECUTIVE

2.1 POSITION, DUTIES AND STATUS.

(a) The Corporation hereby engages the Executive as a full-time executive employee for the Employment Period (as defined in Section 4.1 below), and the Executive accepts such employment, on the terms and conditions set forth in this Agreement.

(b) The Executive shall serve as Executive Vice President and Chief Financial Officer of the Corporation and WGI. He shall report to the President and Chief Executive Officer of the Corporation and WGI but to no other person or body.

(c) In addition to the Executive’s performance of his day-to-day executive and operating responsibilities referred to in Section 2.1(b) above, the Executive shall work diligently and closely with the President and Chief Executive Officer during the Employment Period to further develop, refine, and implement WGI’s strategic plan consistent with the annual budget(s) and other objectives approved by the Board of Directors of WGI (the “Board”).

(d) Throughout the Employment Period, the Executive shall devote substantially all his full time and efforts to the business of the Corporation and WGI and will not engage in consulting work or any trade or business for his own account or for or on behalf of any other person, firm or corporation which competes, conflicts or interferes with the performance of his duties under this Agreement in any way.

(e) Except for reasonable business travel, the Executive shall be required to perform the services and duties provided for in this Section 2.1 only at the principal offices of the Corporation in the Houston, Texas, metropolitan area. Throughout the Employment Period, the Executive shall be entitled to vacation and leave for illness or temporary disability in accordance with the Corporation’s policies for its senior executive officers.

2.2 COMPENSATION AND GENERAL BENEFITS. In consideration of the Executive foregoing other business opportunities and agreeing with the Corporation and WGI to continue to perform the services described in this Agreement, the Executive shall be compensated as follows:

(a) During the Employment Period, the Corporation shall pay the Executive a base salary of $448,800 per year. The Executive will be eligible for increases in such base salary, based on merit. Such salary shall be payable in periodic equal installments pursuant to the Corporation’s executive payroll system.

(b) Throughout the Employment Period, the Executive shall be entitled to participate in such retirement, bonus, disability, life, sickness, accident, dental, medical and health benefits, the Willbros Executive Medical Program, life insurance reimbursement, fuel reimbursement and other employee benefit programs, plans and arrangements of the Corporation which are in effect immediately prior to the date of this Agreement, and in any successor or additional employee benefit programs, plans or arrangements which may be established by the Corporation, as and to the extent any such employee benefit programs, plans and arrangements are or may from time to time be in effect. Nothing herein precludes the Corporation from exercising its reserved rights to amend, modify or terminate any employee benefit program, plan or arrangement, without prior notice.

2.3 BONUSES. The Executive will receive a sign-on bonus in the amount of $100,000, payable in cash during the first week of January 2012, if the Executive is still employed with the Corporation at that time; provided, however, if the Executive leaves the employ of the Corporation as a result of a Voluntary Separation from Service prior to November 1, 2012, the Executive shall promptly repay to the Corporation $70,000 of said sign-on bonus. The Executive will also participate in the Corporation’s Management Incentive Compensation Program (as the same may be amended or modified from time to time, the “MICP”) at the executive leadership team level. The Board and its Compensation Committee (the “Compensation Committee”), in considering whether to pay any discretionary bonus to the Executive for a year, shall consider the financial performance of the Corporation, the individual performance of the Executive and the bonuses, if any, awarded to other executive officers of the Corporation, as well as any other matters the Board and/or the Compensation Committee deem appropriate to consider in making their determinations. In the event of any conflict between this Agreement and the MICP, as applied to the Executive, this Agreement shall control.

2.4 RESTRICTED STOCK AWARDS. In consideration of the Executive foregoing other business opportunities and agreeing to continue his employment with the Corporation to perform the services described in this Agreement, the Executive will be awarded the number of shares of common stock, par value $.05 per share of the Corporation (“restricted stock shares”) on the dates indicated below, if the Executive is still employed with the Corporation on that date, subject to (i) all of the terms and provisions of the WGI 2010 Stock Plan (as defined below) and (ii) the Executive’s execution and delivery of Restricted Stock Award Agreements as provided for under the terms of the WGI 2010 Stock Plan:

Date of Award	Number of Restricted Stock Shares
November 2011	50,000
March 2012	50,000
March 2013	50,000
March 2014	50,000
March 2015	50,000

At the discretion of the Board and/or the Compensation Committee, such awards of restricted stock shares may be performance-based or time-based or a combination of performance-based and time-based (except that the November 2011 award will be time-based). Each time-based award will vest one-third each at the end of the first, second and third years after the award date. For performance-based awards, if the performance criteria have been met, each performance-based award will vest one-third on March 15 of the year following the year in which the award is made and then one-third each on March 15 of the next two years thereafter. In the event the Executive remains in the employ of the Corporation throughout the entire Employment Period and, thereafter, there is a voluntary Separation from Service, all restricted stock shares awarded prior to such Separation from Service under this Section 2.4 will continue to be held by the Executive and will vest on the dates set forth in this Section 2.4 without regard to such

Separation from Service. In the event of any conflict between this Agreement and the Willbros Group, Inc. 2010 Stock and Incentive Compensation Plan, as amended by any subsequent duly authorized amendments, or any successor plan (the “WGI 2010 Stock Plan”), or any award agreement entered into between WGI and the Executive thereunder, as applied to the Executive, this Agreement shall control.

ARTICLE III

COMPETITION AND CONFIDENTIAL INFORMATION

3.1 COMPETITION AND CONFIDENTIAL INFORMATION. All of the provisions of Article VI, Restrictive Covenants, of the Executive MSP are hereby incorporated by reference and made a part of this Agreement. Any term with initial capitalization in this Agreement which is not defined in this Agreement shall have the meaning assigned under the Executive MSP (if defined therein), the definitions of which are hereby incorporated by reference and made a part of this Agreement. Specifically, the defined terms under Article VI of the Executive MSP and the terms Change in Control, Separation from Service, Cause, Good Reason and Disability shall have the meanings assigned under the Executive MSP. This Section 3.1 shall survive the termination of this Agreement.

ARTICLE IV

EMPLOYMENT PERIOD

4.1 DURATION. The employment period shall commence on November 1, 2011 (the “Effective Date”), and shall terminate at the close of business on December 31, 2016 (the “Employment Period”). In the event that the Employment Period ends and no new employment agreement is signed by both the Corporation and the Executive, such occurrences (or non-occurrences), either singly or in combination, shall not entitle the Executive to any severance-related payment or benefit of any kind, either under this Agreement or under any severance plan of the Corporation, regardless of whether the Executive does or does not continue working for the Corporation without an employment agreement following the end of the Employment Period. This Agreement will not be automatically renewed at the end of the Employment Period in the event that the Executive continues to work for the Corporation without a new employment agreement having been signed. This Agreement can be renewed only by a writing approved by the Board and signed by the Executive and the Corporation’s President. The Executive agrees to inform the Board in writing between November 1, 2015, and December 31, 2015, as to whether he is interested in negotiating a renewal of this Agreement for the period beginning January 1, 2017.

4.2 EARLY TERMINATION. This Agreement shall be terminated prior to the end of the Employment Period for the following reasons or upon the occurrence of the following events:

(a) Involuntary Separation from Service of the Executive by action of the Corporation for Cause or other than for Cause;

(b) Voluntary Separation from Service of the Executive for Good Reason or other than for Good Reason;

(c) Death of the Executive; or

(d) Disability of the Executive.

4.3 COMPENSATION AND/OR BENEFITS FOLLOWING EARLY TERMINATION.

(a) In the event of an early termination of this Agreement because of (i) the Executive’s voluntary Separation from Service (other than for Good Reason, whether or not there has been a Change in Control), or (ii) the Executive’s involuntary Separation from Service by action of the Corporation for Cause, the Executive will receive his base salary only through the date of such Separation from Service, payable on the next regular payroll date of the Corporation, and will receive no bonus payment under the MICP for any year that is not completed at the date of Separation from Service. In addition, the Executive and his dependents and beneficiaries will receive such benefits as they may be entitled under the employee benefit programs, plans and arrangements of the Corporation.

(b) In the event of an early termination of this Agreement because of death or Disability: (i) the Executive will receive (y) his base salary only through the date of such Separation from Service (payable on the next regular payroll date of the Corporation), and (z) an amount in cash equal to the target cash bonus that would have been due under the MICP if the Corporation had achieved the performance goals referenced in the MICP for the year in which such Separation from Service occurs, prorated to the date of such Separation from Service (payable within three months after the date of such Separation from Service, but in any event no later than two and one-half months following the end of the calendar year in which such Separation from Service occurs) but no other bonus amounts; and (ii) the restrictions on all restricted stock shares awarded prior to such Separation from Service under Section 2.4 above will lapse within one year following such Separation from Service, as determined by the Compensation Committee. In addition, the Executive and his dependents and beneficiaries will receive such benefits as they may be entitled under the employee benefit programs, plans and arrangements of the Corporation.

(c) In the event of an early termination of this Agreement prior to a Change in Control because of the Executive’s involuntary Separation from Service by action of the Corporation other than for Cause or the Executive’s Separation from Service for Good Reason (in the absence of a Change in Control): (1) the restrictions on all restricted stock shares awarded prior to such Separation from Service under Section 2.4 above will lapse within one year following such Separation from Service, as determined by the Compensation Committee; and (2) in lieu of payment under Section 3.1.2 of the Executive MSP, the Corporation shall pay to the Executive the following:

(i) Subject to Section 4.3(c)(iii) below, during the greater of (y) the remainder of the Employment Period at the time of the termination of this Agreement, but not to exceed three years following the date of such termination, or (z) a period of 12 months following the date of such termination, the Corporation shall continue to pay the Executive his base salary in effect on the date of such termination on the regular payroll payment dates of the Corporation for payment of such amounts;

(ii) Subject to Section 4.3(c)(iii) below, a cash bonus in an amount determined as if WGI and the Executive had met the performance goals, if any, set forth by the Board or the Compensation Committee for the Executive to receive the target cash bonus under the MICP for which the Executive is eligible under Section 2.3 above for each of the uncompleted years remaining in the Employment Period at the time of the termination of this Agreement, but not to exceed three years following the date of such termination, which cash bonus shall be payable on the payment date(s) under the MICP (i.e., on or before March 15th of the year following the year for which the bonus was deemed earned);

(iii) All amounts payable to the Executive under this Section 4.3(c) following his Separation from Service that are payable more than two and one-half months and less than six months following such Separation from Service shall be paid on the day that is six months and one day following the date of his Separation from Service and all other amounts payable to the Executive under this Section 4.3(c) following his Separation from Service shall be paid as follows: (y) on the regular payroll payment dates of the Corporation for payment of the amounts under Section 4.3(c)(i) above and (z) on the payment date(s) under the MICP for payment of the amounts under Section 4.3(c)(ii) above;

(iv) Notwithstanding anything to the contrary in this Agreement, in the event that the Executive becomes entitled to payments under this Section 4.3(c), the Corporation shall have no obligation to the Executive under this Section 4.3(c) unless and until the Executive executes and delivers to the Corporation within 60 days after Separation from Service an enforceable and irrevocable release and waiver substantially in the form attached as Exhibit B to the Executive MSP, or as otherwise mutually acceptable; if a court determines that the Executive has breached any covenants of this Agreement, of Article VI of the Executive MSP, or of any other obligation entered into at any time between the Executive and the Corporation, then the Corporation shall have no obligation to pay the Executive under this Section 4.3(c); and

(v) In the event that the Executive becomes entitled to payments under this Section 4.3(c), the period of restriction in Sections 6.2 (Non-Competition) and 6.3 (Non-Solicitation) of the Executive MSP, each of which ends after the first anniversary of the date of the Executive’s Separation from Service, shall be extended for the duration of the period during which the Executive is receiving payments from the Corporation under this Section 4.3(c).

In addition, the Executive will receive benefits as he may be entitled under the employee benefit programs, plans and arrangements of the Corporation.

(d) In the event of an early termination of this Agreement due to a Separation from Service other than under Section 4.3(a), 4.3(b) or 4.3(c) above, the provisions of the Executive MSP shall govern, provided that the Executive is a participant in the Executive MSP on the date of such Separation from Service. For purposes of this Agreement, notwithstanding the terms of the Executive MSP, the 200 percent payment called for in Section 3.1.1 of the Executive MSP shall be 300 percent for the Executive.

(e) Each payment to the Executive of an amount following his termination shall constitute a “separate payment” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(f) Except as specifically set forth herein or in the Executive MSP, the Executive shall not be entitled to any employee benefits from the Corporation following the end of the Employment Period.

ARTICLE V

NOTICES

5.1 NOTICES. Any notices requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address he has filed in writing with the Corporation or, in the case of the Corporation, at its principal offices, to the attention of the President.

ARTICLE VI

MISCELLANEOUS

6.1 ENTIRE AGREEMENT. This Agreement constitutes the entire understanding of the Executive and the Corporation with respect to the subject matter hereof and supersedes any and all prior understandings on the subjects contained herein, written or oral, and all amendments thereto, save and except for the continuing applicability and participation of the Executive in the employee benefit plans and arrangements described in this Agreement, and the applicability of the terms and provisions of the WGI 2010 Stock Plan and the Executive MSP. Nothing contained in this Agreement shall diminish or impair the validity, application, and enforceability of that certain indemnification agreement dated as of May 27, 2009, between the Executive and WGI.

6.2 MODIFICATION. Except as provided in the following two sentences, this Agreement shall not be varied, altered, modified, canceled, changed or in any way amended, nor any provision hereof waived, except by mutual agreement of the parties hereto in a written instrument executed by the parties hereto or their legal representatives. Nothing in this Agreement shall affect the Corporation’s and its affiliates’ rights to amend or terminate any of their employee benefit plans, as permitted under applicable law and the respective terms of such plans. The parties agree to further amend this Agreement in the event that an amendment is necessary or desirable to address the requirements of Section 409A of the Code.

6.3 SEVERABILITY. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect; provided, that, if the unenforceability of any provision is because of the breadth of its scope, the duration of such provision or the geographical area covered thereby, the parties hereto agree that such provision shall be amended, as determined by the court, so as to reduce the breadth of the scope or the duration and/or geographical area of such provision such that, in its reduced form, said provision shall then be enforceable.

6.4 SURVIVAL OF CERTAIN PROVISIONS. The following provisions shall survive the termination of this Agreement: (a) the Executive’s obligations under Section 3.1 hereof, and (b) the Corporation’s obligations under Section 4.3 hereof.

6.5 GOVERNING LAW. The provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of Texas, without regard to any otherwise applicable principles of conflicts of laws.

[Signatures on next page.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

WILLBROS UNITED STATES HOLDINGS, INC.

By:	/s/ R. Randy Harl
Name: R. Randy Harl Title: President

EXECUTIVE

/s/ Van A. Welch
Van A. Welch

Signature Page